Exhibit 10.27

FIFTH AMENDMENT TO TELECOM BUSINESS CENTER NNN LEASE

THIS FIFTH AMENDMENT TO TELECOM BUSINESS CENTER NNN LEASE (“Amendment”), dated for reference purposes only as of August 28, 2011, is entered into by and between ARI – Copley Business Center, LLC, ARI – CBC 1, LLC ARI – CBC 2, LLC, ARI – CBC 3, LLC, ARI – CBC 4, LLC, ARI – CBC 5, LLC, ARI – CBC 6, LLC, ARI – CBC 7, LLC, ARI – CBC 8, LLC, ARI – CBC 9, LLC, ARI – CBC 10, LLC, ARI – CBC 11, LLC, ARI – CBC 12, LLC, ARI – CBC 13, LLC, ARI – CBC 14, LLC, ARI – CBC 15, LLC, ARI – CBC 16, LLC, ARI – CBC 17, LLC, ARI – CBC 18, LLC, ARI – CBC 19, LLC, ARI – CBC 20, LLC, ARI – CBC 21, LLC, ARI – CBC 22, LLC, ARI – CBC 23, LLC, ARI – CBC 24, LLC, ARI – CBC 25, LLC, ARI – CBC 26, LLC, ARI – CBC 27, LLC, ARI – CBC 28, LLC, ARI – CBC 29, LLC, ARI – CBC 30, LLC, ARI – CBC 31, LLC, ARI – CBC 32, LLC, ARI – CBC 33, LLC, ARI – CBC 34, LLC, ARI – CBC 35, LLC each a Delaware limited liability company (collectively, “Landlord”) acting by and through TNP Property Manager, LLC (“Agent” for Landlord), as successor-in-interest to ARI COMMERCIAL PROPERTIES, INC., in its capacity as agent for the tenant-in-common owners of the Building (“Prior Landlord”), and REVA MEDICAL, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant are parties to that certain Telecom Business Center NNN Lease dated December 18, 2001 (the “Original Lease”), by and between FSP Telecom Business Center Limited Partnership (“FSP”), as landlord, and Tenant (then known as “MD3 Incorporated”), as tenant, as amended by: (i) that certain First Amendment to Lease dated January 3, 2005 (the “First Amendment”), by and between FSP, as landlord, and Tenant, as tenant; (ii) that certain Second Amendment to Lease dated February 18, 2006 (the “Second Amendment”), by and between Prior Landlord, successor-in-interest to FSP, as landlord, and Tenant, as tenant; (iii) that certain Third Amendment to Lease dated December 14, 2006 (the “Third Amendment”), by and between Prior Landlord, as landlord, and Tenant, as tenant; and (iv) that certain Fourth Amendment to Lease dated May 7, 2008 (the “Fourth Amendment”), by and between Landlord, as landlord, and Tenant, as tenant (the Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment and Fourth Amendment, is hereafter, the “Lease”). Pursuant to the Lease Tenant currently leases from Landlord that certain space described as Suite B containing 12,799 square feet of rentable area (“Suite B”), and Suite E containing approximately 4,219 square feet of rentable area (“Suite E”) (for a total of approximately 17,018 square feet of rentable area in the aggregate) (collectively, the “Original Premises”) within that certain building located at 5751 Copley Drive, San Diego, California (the “Building”), as more particularly described in the Lease. Capitalized terms, which are used in this Amendment without definition, have the meanings given to them in the Lease.

B. Tenant desires to lease from Landlord additional space to be added to the Original Premises consisting of that certain space contiguous to the Original Premises, which additional space contains approximately 20,452 square feet of rentable area, as depicted in Exhibit A attached hereto. Landlord is willing to lease such space to Tenant on the following terms and conditions.

C. The Lease by its terms will expire on August 28, 2011 (“Prior Expiration Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Expansion.

a. Effective as of the Expansion Effective Date (as that term is defined in the Work Letter attached as Exhibit B hereto), the “Premises”, as defined in the Lease, shall be increased by 20,452 square feet of rentable area, and from and after the Expansion Effective Date, the combined Original Premises and the Expansion Space shall be deemed the “Premises”; provided, however, as provided in Sections 3(b) and 6(b) below, Tenant’s Percentage Share and Rent shall be calculated based on 10,226 square feet of rentable area from the period commencing as of the Expansion Effective Date and continuing until September 30, 2012.

b. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Expiration Date (as defined in Section 2 below). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

2. Extension. The Term of the Lease is hereby extended for a period of seventy-seven (77) months plus the period from August 28, 2011 through August 31, 2011 and shall expire on January 31, 2018 (“Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease as amended hereby (the “Amended Lease”). That portion of the Term commencing the day immediately following the Prior Expiration Date (the “Extended Term Commencement Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”. No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Lease prior to the Extended Term Commencement Date.

3. Monthly Base Rent.

a. The Monthly Base Rent with respect to the Original Premises shall be amended, retroactively, for the period commencing on January 1, 2011 and ending on August 31, 2011, to the rate of $1.35 per square foot of rentable area per month (i.e. $22,974.30 per month, based upon the Original Premises containing 17,018 square feet of rentable area). Tenant shall receive a credit against Monthly Base Rent effective as of October 1, 2011 in the amount of $44,823.00 to be applied towards Monthly Base Rent accruing from and after the first full month following the first month of Abated Rent under this Amendment.

b. The schedule of Monthly Base Rent payable with respect to the Premises during the Extended Term shall be as follows:

Months/Period	Monthly Base Rent per Square Foot of Rentable Area	*Monthly Base Rent for Original Premises	*Monthly Base Rent for Expansion Space	Monthly Base Rent for Original Premises and Expansion Space
9/1/11 – 8/31/12	$1.35	$22,974.30	(commencing from Expansion Effective Date) $13,805.10**	(commencing from Expansion Effective Date) $36,779.40
9/1/12 – 9/30/12	$1.39	$23,663.53	$14,219.25**	$37,869.00
10/1/12 – 8/31/13	$1.39	$23,663.53	$28,438.51	$52,102.04
9/1/13 – 8/31/14	$1.43	$24,373.43	$29,291.66	$53,665.10
9/1/14 – 8/31/15	$1.48	$25,104.64	$30,170.41	$55,275.05
9/1/15 – 8/31/16	$1.52	$25,857.78	$31,075.52	$56,933.30
9/1/16 – 8/31/17	$1.57	$26,633.51	$32,007.79	$58,641.30
9/1/17 – 1/31/18	$1.61	$27,432.52	$32,968.02	$60,400.54

All such Monthly Base Rent shall be net of Operating Expenses, Real Property Taxes, utilities and janitorial services, and shall be payable by Tenant in accordance with the terms of the Amended Lease. Tenant shall continue to be responsible for all utilities and janitorial services with respect to the Premises.

*	Provided Tenant is not in material default under the Amended Lease, beyond applicable cure periods, Landlord further agrees to abate Tenant’s obligation to pay the Monthly Base Rent due for the Original Premises during the months of November 2011, September 2012, September 2013, September 2014 and September 2015 (the “Abatement Months”) (such amount of abated Monthly Base Rent and the Savings being hereinafter collectively referred to as the “Abated Amount”). During such Abatement Months, Tenant will still be responsible for the payment of all other monetary obligations due under the Amended Lease during such Abatement Months including, without limitation, as applicable, Tenant’s Percentage Share of Operating Expenses and Real Property Taxes, and the Monthly Base Rent due for the Expansion Space, if any. Tenant acknowledges that any material default, beyond applicable cure periods, by Tenant under the Amended Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, should Landlord at any time during the Extended Term terminate the Amended Lease as a result of a material default beyond applicable cure periods, after having been given notice and opportunity to cure, then, in addition to all of Landlord’s other rights and remedies, the total unamortized sum of such Abated Amount (amortized on a straight line basis over the Extended Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing in this subsection is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Amended Lease beyond any applicable notice and cure period and Landlord terminates the Amended Lease.
**	Calculated based upon 10,226 square feet of rentable area

4. Condition of Premises.

a. Tenant is currently in possession of the Original Premises and acknowledges that Landlord shall not be obligated to refurbish or improve the Original Premises or to otherwise fund improvements for the Original Premises in any manner whatsoever in conjunction with the Extended Term, and except as otherwise provided herein with respect to the Suite B Allowance (as defined below), Tenant hereby accepts the Original Premises in its “AS-IS” condition. Except as otherwise provided herein with respect to the Expansion Space Allowance (as defined below), and provided Landlord delivers the Expansion Space to Tenant on the Turnover Date as provided in Exhibit B with the building shell heating, ventilation and air-conditioning systems and all other Building Systems in good operating order and condition, Tenant hereby agrees that Tenant shall accept the Expansion Space in its then “AS-IS” condition on delivery by Landlord, without any representation or warranty as to their condition or the suitability thereof for the conduct of Tenant’s business, and the acceptance of possession of the Expansion Space by Tenant shall establish that the Expansion Space is at such time complete and in good, sanitary and satisfactory condition and repair with all work required to be performed by Landlord completed. Without limiting the foregoing, Tenant agrees that Tenant shall be responsible for removal and lawful disposition of any and all furniture, fixtures and personal property currently present in the Expansion Space unless Tenant desires to retain any of such property for its own use on an “as-is”, “where is” basis without any representation or warranty from Landlord. In consideration for Tenant’s right to use and/or dispose of such property, Tenant shall pay to Landlord upon execution of this Amendment, the sum of Three Thousand Five Hundred Dollars ($3,500.00).

b. Landlord shall provide to Tenant an allowance of up to $20.244475 per square foot of rentable area of the Expansion Space (i.e., up to $414,040.00 based upon 20,452 square feet of rentable area in the Expansion Space) (the “Expansion Space Allowance”) which shall be used to improve the Expansion Space, and up to $5.00 per square foot of rentable area of Suite B (i.e., up to $63,995.00 based upon 12,799 square feet of rentable area in Suite B) (the “Suite B Allowance”) which shall be used to improve Suite B or any other portion of the Premises (collectively, the “Allowance”) as provided in the Work Letter attached hereto as Exhibit B.

c. If Landlord shall fail to pay to Tenant all or any portion of the Allowance or shall fail to pay the broker commissions payable in connection with this Amendment (the aggregate amount of Landlord’s payment obligation being $618,272.32), then if Landlord shall not pay any such unpaid amounts within ten (10) business days following written notice of non-payment from Tenant, Tenant shall have the right to offset any such unpaid amounts up to a maximum of $618,272.32 against monthly Base Rent as it comes due under the Lease until such time as Tenant has received the full benefit of the $613,272.32 to be paid by Landlord.

d. Landlord represents and warrants, as of the Expansion Effective Date, that the roof of the Premises is in good working condition and repair. If the roof should require repair during the initial twelve (12) month period immediately following the Expansion Effective Date (the “Roof Repair Warranty Period”), then, as Landlord’s sole obligation, Landlord shall repair the roof at Landlord’s expense (which shall not be passed through as part of the Operating Expenses); provided, however, Landlord shall have no liability hereunder for repairs or replacements necessitated by the acts or omissions of Tenant and/or any Tenant Parties (defined in Section 15 below) and/or as a result of the installation of any Rooftop Equipment by Tenant (as provided in Section 14 below). If Tenant does not give Landlord notice of any required repair to the roof within the Roof Repair Warranty Period, any roof repair after the expiration of the Roof Repair Warranty Period shall be the obligation of Tenant at Tenant’s sole cost and expense. If the roof should require replacement vs. repair (as reasonably determined by Landlord’s roofing contractor) during the initial twenty four (24) month period immediately following the Expansion Effective Date (the “Roof Replacement Warranty Period”), then, Landlord shall replace the roof at Landlord’s expense (which shall not be passed through as part of the Operating Expenses); provided, however, if the roof requires replacement vs. repair at any time after the Roof Replacement Warranty Period as reasonably determined by Landlord’s roofing contractor, then Landlord shall replace the roof at Landlord’s expense, but Tenant shall reimburse Landlord on a monthly basis as additional rent for the amortized costs of replacing the roof (with the total roof replacement costs amortized over the useful life of the new roof).

e. Landlord represents and warrants that the existing standard heating, ventilation and air-conditioning units (collectively, the “HVAC”) serving the Original Premises and the Expansion Space shall be in good working condition as of the Expansion Effective Date. If the HVAC should require replacement during the twelve (12) month period immediately following the Expansion Effective Date (the “HVAC Warranty Period”), then, as Landlord’s sole obligation, Landlord shall replace the HVAC at Landlord’s expense (which shall not be passed through as part of the Operating Expenses); provided, however, any repairs and maintenance to the HVAC shall be at Tenant’s sole cost and expense, and Landlord shall have no liability hereunder for replacements necessitated by the acts or omissions of Tenant and/or any Tenant Parties (defined in Section 15 below). If Tenant does not give Landlord notice of any required replacement to the HVAC within said HVAC Warranty Period, any replacement thereof during the balance of the Extended Term shall be the obligation of Tenant at Tenant’s sole cost and expense.

f. Subject to Landlord’s prior written approval, and subject to the terms of Section 13 of the Original Lease governing Alterations, Tenant shall be permitted to install, at Tenant’s sole cost and expense (subject to application of the Allowance), supplementary HVAC unit(s) (the “Supplement HVAC”) for the purpose of cooling the server room and clean rooms located or to be located within the

Premises; provided, however, Tenant shall be responsible for any and all costs relating to said Supplemental HVAC, including maintenance, repairs, replacements (to the extent Tenant elects to replace any Supplemental HVAC units) and the costs of utilities in connection therewith

5. Compliance with Laws. Without relieving Tenant from its obligations under Section 4.1 of the Original Lease, Landlord agrees that it shall be Landlord’s obligation to comply at Landlord’s expense (which shall not be passed through as part of the Operating Expenses except in connection with those expenses which are reasonably necessary for the repair and maintenance of the Project due to laws not in effect prior to the Commencement Date, which may be included as part of Operating Expenses), with the provisions of the Americans With Disabilities Act of 1990, as subsequently amended and Title 24 solely with regard to the Common Areas as and when required by applicable authorities with jurisdiction, and excluding however, compliance triggered as a result of any use of the Premises by Tenant or any alterations of the Premises by Tenant (but limited only as to those portions of the Premises actually altered), which in either case shall be Tenant’s obligation and expense.

6. Tenant’s Percentage Share, Operating Expenses and Real Property Taxes.

a. Prior to the Expansion Effective Date and continuing through the Extended Term, Tenant shall continue to pay Tenant’s Percentage Share allocable to the Original Premises in accordance with the Amended Lease (including Sections 6 and 9 of the Original Lease).

b. As of the Expansion Effective Date and continuing through the Extended Term, in accordance with the terms of the Amended Lease (including Sections 6 and 9 of the Original Lease), the Tenant’s Percentage Share allocable to the Expansion Space shall be twenty and 1/10ths percent (20.10%), based upon Expansion Space containing 20,452 square feet of rentable area, and the Project containing 101,726 square feet of rentable area; provided, however, during the period commencing as of the Expansion Effective Date and ending September 30, 2012, Tenant’s Percentage Share as to the Expansion Space shall be calculated based upon 10,226 square feet of rentable area (i.e., ten and 5/100ths percent [10.05%]) and Landlord will not charge Tenant for any Operating Expenses for the Expansion Space from the Expansion Effective Date through September 30, 2012.

c. Landlord shall seek a reduction of Real Property Taxes assessed upon the Project pursuant to the California Revenue and Taxation Code, Paragraph 51 (i.e., Proposition 8 reduction) for the initial calendar year of the Term and for each calendar year of the Term thereafter (provided Landlord reasonably believes the estimated value of the Project is less than the stated value on the Assessor’s bills for the Project) ; provided, however, any and all fees and costs in connection therewith shall be included in Operating Expenses.

d. Exclusions from Operating Expenses. Notwithstanding anything to the contrary contained in the Lease, the following items shall be excluded from the calculation of Operating Expenses and/or Real Estate Taxes, each as the case may be, as such applicable term(s) are defined by the Lease:

a.

Corporate Overhead - All costs associated with the operation of the business of the entity which constitutes “Landlord” or “Landlord’s managing agent” (as distinguished from the costs of the operations of the Building/Project) including, but not limited to, to the extent associated with the operation of the business of the entity which constitutes “Landlord” or “Landlord’s managing agent” (as distinguished from the costs of operations of the Building/Project), Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses, legal, risk management, and corporate and/or partnership accounting and legal costs, mortgages, debt costs or other financing charges, asset management fees, administrative fees, any costs that would normally be considered included in a management fee (e.g., property accounting charges, local area network (“LAN”) and wide area network (“WAN”) charges, travel expenses for company meetings or training, etc.), placement/recruiting fees/costs for employees whether they are assigned to the Building/Project or not, employee training programs, real estate licenses and other industry certifications, health/sports club dues, employee parking and transportation charges, tickets to special events, costs of any business licenses regardless if such costs are considered a form of Real Estate Tax, costs of defending any lawsuits, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interests in the Building/Project, bad debt loss, rent loss or any reserves thereof, and costs incurred in connection with any disputes between Landlord and/or Landlord’s management agent and their employees, tenants or occupants, and providers of goods and services to the Building/Project;

b.	Leasing - Any cost relating to the marketing, solicitation, negotiation and execution of leases of space in the Building/Project, including without limitation, promotional and advertising expenses, commissions, finders’ fees, and referral fees, accounting, legal and other professional fees and expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and clean up of tenant improvements to the Premises or the premises of other tenants or other occupants, the amount of any allowances or credits paid to or granted to tenants or other occupants of any such design or construction, and all other costs of alterations of space in the Building/Project leased to or occupied by other tenants or occupants;

c.	Executive / Unrelated - Wages, salaries, fees, fringe benefits, and any other form of compensation paid to any executive employee of Landlord and/or Landlord’s managing agent above the grade of Building Manager or project manager as such terms are commonly understood in the property management industry, provided, however, all wages, salaries and other compensation otherwise allowed to be included in Operating Costs shall also exclude any portion of such costs related to any employee’s time devoted to other efforts unrelated to the maintenance and operation of the Building/Project (i.e., if not devoted solely to the Building or project, costs in this category shall be equitable allocated to the Building/project based on prorate time devoted to the Building/project);

d.	Competitively Bid/Arms Length Transactions - Any amount paid by Landlord or Landlord’s managing agent to a subsidiary or affiliate of Landlord or Landlord’s managing agent, or to any party as a result of a non-competitive selection process, for management or other services to the Building/Project, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceed the cost that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord or Landlord’s managing agent on a competitive basis and are consistent with those incurred by similar buildings in the same metropolitan area in which the Building/Project is located;

e.	Ground Lease - Any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Building/Project, and any costs related to any reciprocal easement agreement, and/or covenant, condition and restriction agreement;

f.	Office & Parking Charges - Any OFFICE RENTAL parking charges, either actual or not, for the Landlord’s and/or Landlord’s managing agent’s management, engineering, maintenance, security, parking or other vendor personnel;

g.	Building Defects - Any costs incurred in connection with the original design, construction, landscaping and clean-up of the Building/Project or any major changes to same, including but not limited to, additions or deletions of floors, renovations of the common areas (except as otherwise expressly permitted under this BOCA), correction of defects in design and/or construction of the Building/Project including defective equipment;

h.	Capital - All costs of a capital nature, including, but not limited to, capital improvements, capital repairs, capital equipment, and capital tools, all as determined in accordance with generally accepted accounting principles, consistently applied, and sound management practices, except (i) any capital improvement made to the Building which actually reduces Operating Costs, amortized on a straight-line basis as provided below, provided, however, the annual amortization shall not exceed the annual amount of Operating Costs actually saved as a result of such capital improvement, or (ii) capital expenditures required by government regulation or law enacted after the Commencement Date, the amount of such costs to be amortized as provided below, or (iii) any cost incurred which is not considered annual recurring routine maintenance but maintains the general appearance of the Building/Project provided the amounts of all such costs (under subparts (i), (ii) and (iii) above shall be amortized on a straight-line basis over the useful life, with interest at the lesser of the interest rate actually paid by Landlord or 7.0% per annum, over the asset’s useful life in accordance with generally accepted accounting principles.

i.	Building Codes/ADA - Any cost incurred in connection with upgrading the Building/Project to comply with insurance requirements, life safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including without limitation the Americans With Disabilities Act (or similar laws, statutes, ordinances or rules imposed by the State, County, City, or other agency where the Building/Project is located), including penalties or damages incurred as a result of non-compliance, except to the extent triggered by any use of the Premises by Tenant or any alteration or improvement (other than the initial Tenant Improvements for the Expansion Space) of the Premises by Tenant, in which case such costs shall be at Tenant’s expense;

j.	Hazardous Material - Any cost or expense related to monitoring, testing, removal, cleaning, abatement or remediation of any “hazardous material”, including toxic mold, in or about the Building/Project or real property, and including, without limitation, hazardous substances in the ground water or soil (but excluding minor household mold such as might typically occur in common areas or common restrooms);

k.	Telecommunications - Any cost incurred in connection with modifying, removing, upgrading, replacing, repairing or maintaining the Building’s/Project’s telecommunication systems, including the purchase, installation and operation of any informational displays in the Building’s/Project’s elevators or lobbies;

l.	Reimbursements - Any cost of any service or items sold or provided to tenants or other occupants for which Landlord or Landlord’s managing agent has been or is entitled to be reimbursed by such tenants or other occupants for such service or has been or is entitled to be reimbursed by insurance or otherwise compensated by parties other than tenants of the Building/Project to include replacement of any item covered by a warranty;

m.	Benefits to Others - Expenses in connection with services or other benefits which are provided to another tenant or occupant of the Building/Project and which do not benefit Tenant to include the repairs and maintenance of the common area of a multi-tenant floor (e.g. elevator lobby, restrooms and hallways) if Tenant is a full-floor tenant and such repairs and maintenance are not provided to Tenant;

n.	Other Taxes - Landlord’s gross receipts taxes for the Building/Project, personal and corporate income taxes, inheritance and estate taxes, other business taxes and assessments, franchise, gift and transfer taxes, and all other Real Estate Taxes relating to a period payable or assessed outside the term of the Lease;

o.	Omitted ;

p.	Omitted ;

q.	Advertising/Promotion/Gifts - All advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events but excluding any cost associated with life safety information services;

r.	Fines & Penalties - Any fines, costs, late charges, liquidated damages, penalties, tax penalties or related interest charges, imposed on Landlord or Landlord’s managing agent;

s.	Contributions/Dues/Subscriptions - Any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions, excepting the Building’s/Project’s annual membership dues in the local Building Owners and Managers Association (“BOMA”) ;

t.	Art - Costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such items;

u.	Concessionaires - Any compensation or benefits paid to or provided to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord other than with respect to parking operators, if any;

v.	Insurance - Costs incurred by Landlord for the repair of damage to the Building/Project caused by fire, windstorm, earthquake or other casualty, condemnation or eminent domain to include terrorism or environmental other than commercially reasonable deductibles not to exceed $25,000 per occurrence;

w.	Other Insurance - Any increase in the cost of Landlord’s insurance caused by a specific use of another tenant or by Landlord;

7. Parking. Prior to the Expansion Effective Date, Tenant shall continue to be entitled to the number of unreserved parking spaces for the Original Premises in accordance with the Lease. As of the Expansion Effective Date and continuing through the duration of the Extended Term, Tenant shall be entitled to use up to a maximum of three point four (3.4) unreserved parking spaces for each 1,000 square foot of rentable area then leased free of charge. Tenant’s use of all parking spaces shall be pursuant to the terms of the Amended Lease, including, without limitation, Section 23 of the Original Lease governing parking.

8. Security Deposit. Upon Tenant’s execution hereof, Tenant shall deliver to Landlord the sum of $53,649.60 (“Additional Security Deposit”) which shall be added to and become part of the Security Deposit currently held by Landlord in the amount of $6,750.40, for a total Security Deposit of $60,400.50, as security for payment of Rent and the performance of the other terms and conditions of the Amended Lease by Tenant.

9. Holding Over. Section 33 of the Original Lease is hereby amended to provide that the Monthly Base Rent payable during any hold over period shall be charged at the rate of one hundred fifty percent (150%) of the Monthly Base Rent in effect under the Amended Lease immediately prior to the expiration of the then current Term; provided, however, as long as Tenant is not then in default beyond applicable cure periods and as long as Tenant has notified Landlord in writing six (6) months prior to the expiration of the then current Term of its intent to hold over, Tenant may hold over for up to two (2) months at the rate of one hundred twenty-five percent (125%) of the Monthly Base Rent then in effect immediately prior to the expiration of the then current Term.

10. Self-Help. If Landlord fails to perform any obligation under the Amended Lease with respect to the Premises which it is obligated to perform under Sections 11 and 12.2 of the Original Lease within a reasonable period of time not to exceed thirty (30) days following receipt of written notice from Tenant, Tenant shall be permitted to perform such obligations in the Premises on Landlord’s behalf, provided Tenant first delivers to Landlord an additional three (3) business days prior written notice indicating that Tenant will be performing such obligations and provided Landlord fails to commence to perform its obligation(s) within such additional three (3) business day period or thereafter fails to diligently complete performance of such obligations having commenced performance within such three (3) business day period. If the obligations to be performed by Tenant will affect the Building’s life safety, electrical, plumbing, or sprinkler systems, Tenant shall endeavor to use only those contractors used by Landlord in the Building for work on such systems. Tenant shall have no right to perform any work on the Building’s heating, ventilating and air conditioning system. All other contractors shall be subject to Landlord’s reasonable approval and Landlord agrees to approve or reject any contractor proposed to be used by Tenant within forty-eight (48) business hours of receipt of Tenant’s second notice, provided that if a proposed contractor is duly licensed and bonded and all requisite permits have been obtained for the desired work, Landlord agrees not to withhold its approval of the proposed contractor and Tenant may proceed to cause such work to be performed (provided all requisite permits have been obtained for such work). Any work performed by or on behalf of Tenant shall be performed in accordance with the provisions of this Lease governing Alterations. Landlord shall reimburse Tenant within thirty (30) days following receipt from Tenant of a written statement of all reasonable and actual costs incurred by Tenant in performing such obligations on behalf of Landlord. Nothing contained in this Section 10 shall be interpreted to mean that Tenant shall be excused from paying rent or any other amount due under the Amended Lease in the event of any alleged default by Landlord.

11. Access. Notwithstanding the terms of Section 34.1 of the Original Lease, Landlord shall provide Tenant with at least forty-eight (48) hours prior written notice of entry into the Premises (email notice shall be permitted as written notice pursuant to this Section 11 only); provided, however, no such prior written notice shall be required for entry required in the event of an emergency or regularly scheduled repair or maintenance.

12. Extension Option. Tenant acknowledges and agrees that except as otherwise expressly provided herein, Tenant has no options and/or rights to lease additional space or further extend the Extended Term. Notwithstanding the foregoing, subject to the terms of this Section 12, Landlord hereby grants to Tenant one (1) option (“Extension Option”) to extend the Extended Term for an additional period of five (5) years (“Option Term”), on the same terms, covenants and conditions as provided for in the Amended Lease during the Extended Term, except for the Monthly Base Rent, which shall initially be equal to the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of Section 12.a. below, subject to fair market annual rent adjustments during the Option Term. The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the Extended Term. Provided Tenant has properly and timely exercised the Extension Option, the Extended Term shall be further extended by the Option Term, and all terms, covenants and conditions of the Amended Lease shall remain unmodified and in full force and effect, except that the Monthly Base Rent shall be determined as set forth in Section 12.a. below.

a. Fair Market Rent.

i) The term “fair market rental rate” as used in this Section 12 means the annual amount per square foot, projected for each year of the Option Term (including annual adjustments), that a willing, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing landlord of a comparable quality building located in the Kearny Mesa submarket would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Project may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, Premises size, tenant improvement allowances, parking charges and any other lease considerations (including free rent or abated rent), if any, then being charged or granted by Landlord or the lessors of such similar buildings. All economic terms other than the Monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

ii) In the event where a determination of fair market rental rate is required under the Amended Lease, Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than sixty (60) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. If within Tenant’s Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Section 12.a.i) above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (which fifth business day may be referred to as the “Outside Agreement Date”), Tenant’s delivery of the Extension Notice shall be rescinded and the Extension Option will be deemed null and void unless Tenant demands appraisal within five (5) business days after the Outside Agreement Date, whereupon the parties shall proceed with the appraisal provisions set out below.

iii) (a) Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Kearny Mesa submarket. The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 12.a.i) above. Each such appraiser shall be appointed within ten (10) business days after the Outside Agreement Date.

(b) The two (2) appraisers so appointed shall within ten (10) business days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c) The three (3) appraisers shall within ten (10) business days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such ten (10) business day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the Extension Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 12.a.iii)(a) hereinabove, the appraiser appointed by one of them shall within ten (10) business days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the Extension Option.

(e) If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of San Diego County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for ether party.

(f) The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g) If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of monthly installments of Base Rent or other amounts if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to the Amended Lease confirming the terms of the decision.

b. Options in General. The Extension Option is personal to the original Tenant (or any Permitted Transferee as described in Section 16) executing this Amendment and may be exercised only by the original Tenant executing this Amendment while subleasing not more than 50% of the Premises and without the intent of thereafter assigning the Amended Lease or subletting the Premises and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant (or any Permitted Transferee) executing this Amendment. The Extension Option granted to Tenant under this Amendment is not assignable separate and apart from the Amended Lease (other than in connection with the assignment of the Amended Lease to any Permitted Transferee), nor may the Extension Option be separated from the Amended Lease in any manner, either by reservation or otherwise. Tenant will have no right to exercise the Extension Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of the Extension Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in monetary default beyond the cure period under the terms of the Amended Lease (or if Tenant would be in such default under the Amended Lease but for the passage of time or the giving of notice, or both) as of Tenant’s exercise of the Extension Option in question or at any time after the exercise of the Extension Option and prior to the Option Term, or (ii) Tenant has sublet more than 50% of the Premises. The Extension Option is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Extended Term.

13. Notices. Landlord’s address for notices is hereby amended to provide as follows:

                                     TNP Property Manager, LLC

                                     c/o Thompson National Properties LLC

                                     1900 Main Street, Suite 700

                                     Irvine, California 92614

                                     Attn: Mr. Steve Winger

                                     Telephone: (949) 833-8252

                                     Facsimile: (949) 252-0212

14. Rooftop Equipment. Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to install satellite and communication equipment upon the roof of the Building and use existing fiber optic and television cables presently located in the Building without any representation or warranty by Landlord as to the condition of the same (collectively, the “Rooftop Equipment”) under the following conditions: (i) all plans and specifications for the Rooftop Equipment, including but not limited to, weight, configuration, location, means of installation, cabling and screening of the Rooftop Equipment are subject to the prior reasonable approval of Landlord; (ii) Tenant shall provide evidence to Landlord that Tenant has obtained all governmental approvals and permits required for the installation and operation of the Rooftop Equipment; (iii) Tenant shall provide evidence to Landlord of insurance coverage for the installation, location, repair, removal, and operation of the Rooftop Equipment, with Landlord as an additional insured, all in form and substance reasonably approved by Landlord and such insurance shall be maintained during the Term of this Lease; (iv) Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all loss, liability, cost and expense incurred by Landlord as a result of the installation, location, repair, removal, or operation of the Rooftop Equipment on the Building; (v) Tenant shall be responsible for the installation, engineering, maintenance, repair and removal of the Rooftop Equipment and appurtenant equipment in accordance with all federal, state and local laws, and ordinances; (vi) no roof penetrations shall be made without obtaining Landlord’s consent, which consent shall not be unreasonably withheld; (vii) Tenant shall be responsible for any impairment of Landlord’s roof warranty as a result of installation of the Rooftop Equipment; (viii) Tenant shall, at its own expense, promptly repair any damage or wear to the roof resulting from the installation and use of the Rooftop Equipment and appurtenant equipment; and (x) the operation of the Rooftop Equipment shall be for Tenant’s internal use only. Landlord shall grant Tenant access to the roof for such installation, maintenance, repair, and removal of the Rooftop Equipment. Landlord shall not interfere with or allow any other tenants to interfere with Tenant’s Rooftop Equipment and shall use commercially reasonable efforts not install or allow installation of any equipment on the roof which interferes with the signal transmissions to Tenant’s Rooftop Equipment. Upon the expiration of this Lease, Tenant shall promptly remove the Rooftop Equipment and appurtenant equipment and repair any damage caused by such removal.

15. Emergency Power Generator.

a. Subject to the terms and conditions set forth in this Section 15 and in Section 27 of the Original Lease, and to Tenant obtaining all necessary permits and approvals, and subject to compliance with any and all covenants, conditions, restrictions, laws and ordinances governing the Project, the Building and the Premises, and so long as Tenant shall not adversely impact any Building systems, Tenant shall have the right to install, operate and maintain, at Tenant’s sole cost and expense, a maximum 400 kilowatt back-up generator (“Tenant’s Generator”) on the Land near the Building within the area specified on Exhibit B hereto which shall not exceed approximately 200 s.f. Tenant shall not be obligated to pay any rental or other charges with respect to the area designated for Tenant’s Generator. Landlord shall have the right to review and approve, such review and approval not to be unreasonably withheld, Tenant’s plans and specifications for the proposed equipment, including, without limitation, the size, method of installation and visibility of such equipment. The location of Tenant’s Generator shall be limited to the area specified on Exhibit C.

b. Notwithstanding the foregoing, in no event may the installation of Tenant’s Generator involve the installation of an underground storage tank. The above-ground storage tank associated with Tenant’s Generator (the “AST”) shall not exceed 750 gallons in capacity, shall be double walled in thickness, shall contain diesel fuel or liquid propane only (to power Tenant’s Generator only), and shall employ at a minimum for a diesel powered generator, a double containment system whereby if the first containment system fails, a second containment system shall be present to prevent releases of Hazardous Substances, all in accordance with applicable laws and environmental regulations. For these purposes, a sealed, uncracked concrete slab containment area without drains shall be sufficient (but shall not be the exclusive method) to constitute the second containment system, provided it is large enough to completely contain a release of the maximum volume of Hazardous Substances which could be present in the first containment system. All handling, use, storage and disposal of Hazardous Substances relating to the AST or Tenant’s Generator shall be accomplished by Tenant at its sole cost and expense in accordance with this Section 15 and Section 27 of the Original Lease, as amended hereby.

c. In conjunction with the installation of Tenant’s Generator, subject to Landlord’s prior approval of Tenant’s plans and specifications, Tenant shall have the right to install an emergency generator connection on the outside of the Building for the purpose of connecting Tenant’s Generator to the Premises and an appurtenant electrical grounding system. Furthermore, Tenant shall have the right to install conduits from Tenant’s Generator to the Premises, provided, however, that such conduits are installed below grade to Landlord’s reasonable satisfaction in accordance with the design and architectural standards for the Building.

d. Within thirty (30) days following expiration or earlier termination of the Lease, Tenant agrees upon Landlord’s request to (i) promptly remove from the Project, at its sole cost and expense, the AST (including, at Landlord’s request, the slab), if any, and Tenant’s Generator and all Hazardous Substances which are brought upon, stored, used, generated or released upon, in, under or about the Premises, the Project or any portion thereof by Tenant or any parties for whom Tenant is legally responsible, including, without limitation, its agents, officers, directors, shareholders, members, managers, partners, employees, subtenants, assignees, licensees, contractors or invitees (“Tenant Parties”) in connection with Tenant’s Generator or AST, and (ii) return the Premises and the balance of the Building and Project to substantially the condition existing prior to Tenant’s installation of Tenant’s Generator and AST. Tenant shall be solely responsible for complying with any and all Environmental Laws relating to the AST, Tenant’s Generator and all Hazardous Substances associated with either of the same, including, without limitation, all permitting and tank installations, monitoring and removal/closure obligations. For purposes of all Environmental Laws, Tenant shall be the owner and operator of the AST. Tenant shall be responsible for ensuring compliance by all Tenant Parties with all Environmental Laws relating to the AST and Tenant’s Generator. Any acknowledgment, consent or approval by Landlord of Tenant’s use or handling of Hazardous Substances shall not constitute an assumption of risk respecting the same nor a warranty or certification by Landlord that Tenant’s proposed use and handling of Hazardous Substances is safe or reasonable or in compliance with Environmental Laws.

e. From time to time during the Term and for up to one hundred eighty (180) days thereafter, if required by any government agency, or in the event Landlord has actual knowledge of a Hazardous Substances release at the Premises which resulted from a fuel leak relating to the AST, Landlord may, and upon Landlord’s request, Tenant shall, retain a registered environmental consultant (“Consultant”) reasonably acceptable to Landlord to conduct an environmental investigation of the Project (“Environmental Assessment”) (i) for Hazardous Substances contamination in, about or beneath the Project relative to the AST or Tenant’s Generator, and (ii) to assess the activities of Tenant and all Tenant Parties with respect to Tenant’s Generator and the AST for compliance with all Environmental Laws and to recommend the use of procedures intended to reasonably reduce the risk of a release of Hazardous Substances. If the Environmental Assessment discloses any material breach of Environmental Laws by Tenant or any Tenant Parties, then the cost thereof shall be the sole responsibility of Tenant, payable as additional rent under this Lease. Otherwise, the costs of the Environmental Assessment shall be the responsibility of Landlord. If Landlord so requires, Tenant shall comply, at its sole cost and expense, with all reasonable recommendations contained in the Environmental Assessment, including any reasonable recommendations with respect to precautions which should be taken with respect to Tenant’s or Tenant Parties’ activities at the Project relative to the AST or Tenant’s Generator or any recommendations for additional testing and studies to detect the presence of Hazardous Substances relative to the AST or Tenant’s Generator. Tenant covenants to reasonably cooperate with the Consultant and to allow entry and reasonable access to the AST and Tenant’s Generator for the purpose of the Consultant’s investigations.

f. If any cleanup or monitoring procedure is required by any applicable governmental authorities in or about the Project as a consequence of any Hazardous Substances contamination by Tenant or any of Tenant’s Parties arising out of Tenant’s Generator or AST use, and the procedure for cleanup is not completed (to the satisfaction of all applicable governmental authorities) prior to the expiration or earlier termination of the Term of this Lease (referred to herein as “Tenant’s Failure to Clean-Up”), then, without limiting any of Landlord’s other rights and remedies contained in this Lease (including, without limitation, any indemnity and restoration obligations of Tenant contained in this Lease), Tenant will additionally be liable for any revenue of Landlord lost to the extent Landlord is precluded from re-leasing the Premises or any other portion of the Project as a result of such contamination.

g. Subject to Tenant obtaining all necessary governmental permits and approvals, Tenant shall have the right, at Tenant’s sole cost and expense, to test Tenant’s Generator pursuant to the manufacturer’s recommendations. Tenant’s intended use of Tenant’s Generator shall be to provide back-up power should there be for any reason, any interruption in electrical service to the Project, the Building and/or the Premises.

h. Tenant shall indemnify, protect and hold Landlord harmless from any and all liability, losses, damages, actions or causes of action, judgments, costs and expenses arising in any way from Tenant’s installation, operation, maintenance and removal of Tenant’s Generator and the AST, or any breach of Tenant’s obligations under this Lease with respect to Tenant’s Generator and the AST. The representations, warranties and agreements of the Tenant set forth in this Section 15 shall survive the expiration of the Lease Term or the earlier termination of the Lease for any reason.

i. Tenant’s Generator shall be installed in a weatherproof, walk-around type, sound attenuating enclosure which shall limit the sound to no more than 85 dba as measured at ten (10) feet from outside of any side, top or bottom of the enclosure, under all operating conditions. Tenant shall be responsible for all insulation for magnetic or electrical interference from operation of Tenant’s Generator as necessary to prevent interference of any kind with equipment or systems operated by other occupants of the Project.

j. If Tenant’s Generator is visible from outside of the Building (including from any areas adjacent to the Building (or from other buildings now or hereafter constructed within the Project), Tenant shall cause Tenant’s Generator to be screened from view in a manner reasonably acceptable to Landlord and comparable and compatible with the improvements and/or landscaping contiguous to such improvements (such as by way of example only with appropriate metal and/or fabric screening, concrete masonry unit block wall fencing or landscaping screening to match adjacent landscaping). All such screening and visible improvements shall be of first class quality and shall be consistent in quality and design with similar improvements and screening in comparable quality office/warehouse projects in the vicinity of the Project. If the use of any parking spaces is lost as a result of the placement of Tenant’s Generator in the Common Areas, Tenant’s allocation of parking spaces shall be deemed reduced by the number of parking spaces lost as a result of the location of Tenant’s Generator and Landlord shall have no liability to Tenant whatsoever for such reduction.

k. To the extent that the installation of Tenant’s Generator requires modifications to the shell, foundation, or other structural portions of the Building (including, without limitation, the installation of Tenant’s Generator upon the roof of the Building), such modifications shall be subject to Landlord’s reasonable approval and Tenant shall pay to Landlord within thirty (30) days after demand therefor, all costs and expenses incurred by Landlord in conjunction with such structural modifications.

16. Assignment and Subletting. Notwithstanding anything to the contrary in Section 16 of the Original Lease, if Tenant shall sublease all or a portion of the Premises, Tenant shall not be precluded from marketing the sublease Premises to other tenants in the Building or the Project, subject to prior written approval as to the manner and content of such marketing, such approval not to be unreasonably withheld or delayed. Additionally, there shall be no minimum rent or square footage as to any sublease or assignment.

a. The penultimate sentence of Section 16.1 is hereby deleted and replaced with the following:

Notwithstanding the foregoing provisions of this Section 16.1, provided that Tenant is not then in default beyond all applicable cure periods, Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord’s consent to any entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires substantially all of the assets of Tenant’s business as a going concern, or to any entity that controls, is controlled by or is under common control with Tenant (each, a “Permitted Transferee”), provided that: (a) at least thirty (30) days prior to such assignment or sublease, Tenant delivers to Landlord a reasonably detailed description of the proposed Transfer and the financial statements and other financial and background information of the assignee or sublessee (unless by doing so Tenant would violate SEC or other rules applicable to Tenant as a public company); (b) in the case of an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or in the case of a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the nonmonetary obligations of Tenant with respect to such portion) pursuant to an assignment and assumption agreement (or a sublease, as applicable) reasonably acceptable to Landlord, a fully executed copy of which is delivered to Landlord within thirty (30) days following the effective date of such assignment or subletting; (c) the tangible net worth of the assignee or sublessee equals or exceeds that of Tenant as of (i) the date of execution of this Amendment, or (ii) the date immediately preceding the proposed Transfer, whichever is greater; (d) Tenant remains fully liable under this Lease except in the event of an Assignment; (e) the use of the Premises remains substantially the same or if change in use occurs, it remains legal per zoning; (f) such transaction is not entered into as a subterfuge to avoid the restrictions and provisions of Section 16 and will not violate any exclusive use covenant to which Landlord is bound; and (g) with respect to a subletting only, Tenant and such Permitted Transferee execute Landlord’s standard consent to sublease form.

b. The first two sentences of Section 16.6 are hereby deleted and replaced with the following:

Landlord and Tenant shall share equally in any amounts received by Tenant from the subtenant or assignee (as and when received by Tenant), in excess of the amounts payable by Tenant to Landlord under the Amended Lease (“Transfer Premium”). Landlord’s share of the Transfer Premium shall be considered an item of additional rent due from Tenant. The Transfer Premium shall be reduced by the reasonable brokerage commissions, legal fees and tenant improvement costs actually paid by Tenant in order to assign the Lease or to sublet the Premises and any other concessions made to a subtenant or assignee. Notwithstanding the foregoing, Landlord’s right to receive the Transfer Premium shall not extend to any Permitted Transfer.

c. The following sentence is hereby added to the end of Section 16.7:

Landlord’s option to recapture space as provided in this Section 16.7 shall not apply to any Permitted Transfer or a sublease or assignment of less than sixty percent (60%) of the square footage of the Premises then leased by Tenant.

17. Subordination, Non-Disturbance and Attornment. Landlord shall use commercially reasonable efforts to obtain, a non-disturbance agreement from any holder of any existing mortgagees, holders of deeds of trust, ground lessors, or any other holder of a superior interest, on the current lender’s form SNDA without modification by Tenant which provides that so long as Tenant is not in default under the Amended Lease beyond any applicable notice and cure periods, Tenant’s use, occupancy and possession of the Premises shall not be disturbed.

18. Nondisclosure. Tenant and Landlord acknowledge and agree that the terms of the Amended Lease are confidential and constitute proprietary information of the respective parties. Accordingly, Tenant and Landlord agree that it, and its partners, officers, directors, shareholders, members, managers, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of the Amended Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent, either directly or indirectly, without the prior written consent of the other, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Amended Lease and either Landlord or Tenant may disclose in connection with any reporting obligations either may have (e.g., as a publicly traded company) or as may be required by law.

19. Broker. Tenant represents and warrants to Landlord that, with the exception of Jones Lang LaSalle, representing Tenant, it is not aware of any brokers, agents or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment. If any claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise and such claims are attributable to any statement, representation or agreement made by Tenant, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims. Landlord represents and warrants to Tenant that it was not represented by any brokers, agents or finders, with the exception of TNP Property Manager, LLC, and CB Richard Ellis, in connection with the transactions contemplated by this Amendment. If any claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise and such claims are attributable to any statement, representation or agreement made by Landlord or its agent, then Landlord agrees to indemnity, protect, hold harmless and defend Tenant (with counsel reasonably satisfactory to Tenant) from and against any such claims. Landlord shall pay to Jones Lang LaSalle and CB Richard Ellis (and TNP Property Manager, LLC, if applicable) any brokers’ commissions or finders’ fees per separate agreement arising out of the transactions contemplated by this Amendment.

20. Representations and Warranties. Tenant hereby represents and warrants to its actual knowledge as of the date hereof, that: (1) there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (3) Tenant has no current offset or defense to its performance or obligations under the Lease. Landlord hereby represents and warrants to its actual knowledge as of the date hereof, that: (1) there exists no breach, default, or event of default by Tenant under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (3) Landlord has no current offset or defense to its performance or obligations under the Lease.

21. Signage. Tenant shall continue to be entitled to all of the same signage rights as Tenant enjoys under the Original Lease. No other lessee or third party shall have any signage rights for the Building provided Tenant occupies one hundred percent (100%) of the Building. In addition, subject to Landlord’s prior reasonable approval, the sign criteria for the Building, all covenants, conditions, and restrictions affecting the Project and all applicable laws, rules, regulations, and local ordinances, and subject to Tenant obtaining all necessary permits and approvals from the City of San Diego, CA, Tenant may install exclusive building exterior signage, provided, in any event that any such new signage does not impact or reduce the signage otherwise available at the property prior to Tenant’s application for any additional signs. The location of a building exterior sign will be subject to Landlord’s approval. Tenant shall be solely responsible for payment of all costs and expenses arising from any such signs, including, without limitation, all design, fabrication and permitting costs, license fees, installation, maintenance, repair and removal costs.

22. Authority. Each signatory of this Amendment on behalf of Tenant and Landlord represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Further, TNP Property Manager, LLC has authority under its agency agreement with Landlord to execute and deliver this Amendment on behalf of Landlord.

23. No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed the date first above written.

Tenant:

REVA MEDICAL, INC.,

a Delaware corporation

By:	/s/ Robert K. Schultz
Name:	Robert K. Schultz
Its:	President and C.O.O.

Landlord:

ARI – Copley Business Center, LLC, ARI – CBC 1, LLC ARI – CBC 2, LLC, ARI – CBC 3, LLC, ARI – CBC 4, LLC, ARI – CBC 5, LLC, ARI – CBC 6, LLC, ARI – CBC 7, LLC, ARI – CBC 8, LLC, ARI – CBC 9, LLC, ARI – CBC 10, LLC, ARI – CBC 11, LLC, ARI – CBC 12, LLC, ARI – CBC 13, LLC, ARI – CBC 14, LLC, ARI – CBC 15, LLC, ARI – CBC 16, LLC, ARI – CBC 17, LLC, ARI – CBC 18, LLC, ARI – CBC 19, LLC, ARI – CBC 20, LLC, ARI – CBC 21, LLC, ARI – CBC 22, LLC, ARI – CBC 23, LLC, ARI – CBC 24, LLC, ARI – CBC 25, LLC, ARI – CBC 26, LLC, ARI – CBC 27, LLC, ARI – CBC 28, LLC, ARI – CBC 29, LLC, ARI – CBC 30, LLC, ARI – CBC 31, LLC, ARI – CBC 32, LLC, ARI – CBC 33, LLC, ARI – CBC 34, LLC, ARI – CBC 35, LLC each a Delaware limited liability company (“Landlord”) acting by and through TNP Property Manager, LLC (“Agent” for Landlord)

By:	TNP Property Manager, LLC
a Delaware limited liability company,
as Agent for Landlord

	By:	Thompson National Properties, LLC
a Delaware limited liability company
	Its:	Sole Member

By: /s/ Kevin Cimino
Title: V.P.
Date: November 13, 2011

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

EXHIBIT A

EXHIBIT B

WORK LETTER

[TENANT BUILD W/ALLOWANCE]

As used herein, the term “Premises” shall mean the Expansion Space and Original Premises, and the term “Lease” shall mean the Amended Lease.

1. TENANT IMPROVEMENTS. As used in the Lease and this Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” or “Tenant’s Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below. In all events, Tenant shall use commercially reasonable efforts to complete the initial phase of the Tenant Improvements (i.e., the Tenant Improvements that Tenant desires to install for the portion of the Expansion Space to be physically occupied and used by Tenant at the outset of the Extended Term) on or before February 1, 2012 (the “Completion Date”); provided, however, if the Turnover Date occurs after November 1, 2011, the Completion Date shall be deferred for each day of delay in the occurrence of the Turnover Date.

2. WORK SCHEDULE. Prior to commencing construction, Tenant will deliver to Landlord, for Landlord’s review and approval, a schedule (“Work Schedule”), which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements. Tenant may decide to install the Tenant Improvements in a single buildout or in multiple phases.

3. CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) Ellie Mendiaz, to act for Landlord in all matters covered by this Work Letter: .

Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter: Joe DiPari, Telephone: 858-966-3069.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4. TENANT IMPROVEMENT PLANS

(a) Preparation of Space Plans. In accordance with the Work Schedule, Landlord agrees to meet with Tenant’s architect and/or space planner for the purpose of promptly reviewing preliminary space plans for the layout of the Premises prepared by Tenant (“Space Plans”). Landlord hereby approves the use of Ocio Design Group as Tenant’s architect for the Tenant Improvements. The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule, which shall in any event be within three (3) business days of submittal to Landlord. Tenant will then submit to Landlord for Landlord’s approval, in accordance with the Work Schedule (which shall in any event be within five (5) business days of submittal to Landlord, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord. Landlord will respond to any Tenant submittal within three (3) business days.

(b) Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Tenant’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”). The Final Plans will show (a) the

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subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Landlord for signature to confirm that they are consistent with the Space Plans. If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Landlord agrees to advise Tenant in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Tenant will then cause Tenant’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to make the Final Plans consistent with the Space Plans. Landlord will respond to any Tenant submittal within three (3) business days.

(c) Requirements of Tenant’s Final Plans. Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards set forth in the written description thereof (the “Standards”), then compatible with and of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with Tenant’s installation of improvements within the Original Premises.

(d) Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant’s architect, with Landlord’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs (but only to the extent such change results in the Work Costs exceeding the Allowance) resulting from the design and/or construction of such changes.

(e) Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 5 below.

(f) Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to Landlord a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the “Work Cost Estimate”). Landlord will either approve the Work Cost Estimate or disapprove specific items and submit to Tenant revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule. Upon Landlord’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Tenant will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess.

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5. PAYMENT FOR THE TENANT IMPROVEMENTS

(a) Allowance. Landlord hereby grants to Tenant the Allowance as referenced in Section 4(b) of the Amendment. The Allowance is to be used only for:

(i) Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance will not be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Landlord’s architect and/or Tenant’s architect.

(ii) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii) Construction of the Tenant Improvements, including, without limitation, the following:

(aa) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

(cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

(dd) Any additional improvements to the Premises required for Tenant’s use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(ee) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

(ff) All plumbing, fixtures, pipes and accessories necessary for the Premises;

(gg) Testing and inspection costs;

(hh) the Supplemental HVAC; and

(ii) Fees and costs attributable to general conditions associated with the construction of the Tenant Improvements plus a construction management fee (“Construction Management Fee”) not to exceed three percent (3%) of the hard costs associated with the Tenant Improvements, to cover the services of Tenant’s tenant improvement manager/coordinator (i.e., Jones Lang LaSalle).

(iv)(b) Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the work cost exceeds the Allowance, Tenant shall be solely responsible for payment of all excess costs, which costs shall be paid to Landlord within SEVEN (7) business days after invoice therefor. In no event will the Allowance be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises.

(c) Changes. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above. Tenant shall be solely responsible for any additional costs associated with such changes (to the extent the Work Cost exceeds the Allowance as described in Section 5(b) above), which costs shall be paid to Landlord within five (5) business days after invoice therefor. Landlord will have the right to decline Tenant’s request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above and Landlord’s decline does not pertain to changes needed by Tenant in order to conduct its business from the Premises.

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(d) Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency (and are not attributable to any existing building shell deficiencies that aren’t related to layout and configuration of Tenant’s tenant improvements), Tenant shall be solely responsible for such additional costs (to the extent such requirements result in the Work Cost exceeding the Allowance), which costs shall be paid to Landlord within five (5) business days after invoice therefor; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance. Further, Landlord will be responsible, at its expense, for satisfying any requirements of any governmental agency necessitating alterations to the Common Areas in order to remove barriers to accessibility.

(e) Unused Allowance Amounts. Subject to Tenant’s right to install the Tenant Improvements in multiple phases, any unused portion of the Allowance upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease.

(f) Disbursement of the Allowance. Provided Tenant is not in default following the giving of notice and passage of any applicable cure period under the Lease or this Work Letter, Landlord shall disburse the Allowance to Tenant to reimburse Tenant for the actual construction costs which Tenant incurs in connection with the construction of the Tenant Improvements in accordance with the following:

(i) Twenty-five percent (25%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to fifty percent (50%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;

(ii) An additional Fifty percent (50%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to seventy-five percent (75%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;

(iii) An additional Fifteen percent (15%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to ninety percent (90%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;

(iv) The final ten percent (10%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to one hundred percent (100%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow and satisfaction of the items described in subparagraph (vi) below;

(v) As to each phase of completion of Tenant’s Work described in subparagraphs (i) through (iv) above, the appropriate portion of the Allowance shall be disbursed to Tenant only when Landlord has received the following “Evidence of Completion and Payment”:

(A) Tenant has delivered to Landlord a draw request (“Draw Request”) in a form satisfactory to Landlord and Landlord’s lender with respect to the Improvements specifying that the requisite portion of Tenant’s Work has been completed, together with invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request and evidence of payment by Tenant for all costs which are payable in connection with such Tenant’s Work covered by the Draw Request. The Draw Request shall constitute a representation by Tenant that the Tenant’s Work identified therein has been substantially completed in a good and workmanlike manner and in accordance with the Final Plans and the Work Schedule and has been paid for;

(B) The architect for the Tenant Improvements has certified to Landlord that the Tenant Improvements have been completed to the level indicated in the Draw Request in accordance with the Final Plans;

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(C) Tenant has delivered to Landlord such other evidence of Tenant’s payment of the general contractor and subcontractors for the portions of Tenant’s Work covered by the Draw Request and the absence of any liens generated by such portions of the Tenant’s Work as may be required by Landlord (i.e., either unconditional lien releases in accordance with California Civil Code Section 3262 or release bond(s) in accordance with California Civil Code Sections 3143 and 3171) or the passage of sufficient period such that the lien period provided for by statute has lapsed without any mechanic’s liens being recorded);

(D) Landlord or Landlord’s architect or construction representative has inspected the Tenant Improvements and determined that the portion of Tenant’s Work covered by the Draw Request has been completed in a good and workmanlike manner;

(vi) The final disbursement of the balance of the Allowance shall be disbursed to Tenant only when Landlord has received Evidence of Completion and Payment as to all of Tenant’s Work as provided hereinabove and the following conditions have been satisfied:

(A) Thirty-five (35) days shall have elapsed following the filing of a valid notice of completion by Tenant for the Tenant Improvements;

(B) A certificate of occupancy for the Tenant Improvements and the Premises has been issued by the appropriate governmental body;

(C) Tenant has delivered to Landlord: (i) properly executed mechanics lien releases from all of Tenant’s contractors, agents and suppliers in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord; provided however, to the extent Tenant fails to obtain releases from all of its contractors, agents and suppliers, the passage of sufficient period such that the lien period has lapsed without any mechanic’s liens being recorded; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by Tenant’s architect/space planner; (iii) original stamped building permit plans; (iv) copy of the building permit; (v) original stamped building permit inspection card with all final sign-offs; (vi) a reproducible copy (in a form approved by Landlord) of the “as-built” drawings of the Tenant Improvements to the extent Tenant obtains “as built” drawings; (vii) air balance reports; (viii) excess energy use calculations; (ix) one year warranty letters from Tenant’s contractors as applicable; (x) manufacturer’s warranties and operating instructions; (xi) final punchlist completed and signed off by Tenant’s architect/space planner; and (xii) an acceptance of the Premises signed by Tenant;

(D) Landlord has determined that no work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building;

(E) The satisfaction of any other requirements or conditions which may be required or imposed by Landlord’s lender with respect to the construction of the Tenant Improvements; and

(F) Tenant has delivered to Landlord evidence satisfactory to Landlord that all construction costs in excess of the Allowance have been paid for by Tenant.

(g) Books and Records. At its option, Landlord, at any time within three (3) years after final disbursement of the Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant, may cause an audit to be made of Tenant’s books and records relating to Tenant’s expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and

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accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least three (3) years. Tenant shall make available to Landlord’s auditor at the Premises within ten (10) business days following Landlord’s notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements. In addition to all other remedies which Landlord may have pursuant to the Lease, Landlord may recover from Tenant the reasonable cost of its audit if the audit discloses that Tenant falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount of any expenditure or the aggregate expenditures.

6. CONSTRUCTION OF TENANT IMPROVEMENTS. Following Landlord’s approval of the Final Plans and the Work Cost Statement described in Section 4(f) above, Tenant’s contractor (selected as provided in Section 8(n)) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use diligent efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans and the Work Schedule. Tenant agrees to use diligent efforts to cause construction of the Tenant Improvements to commence promptly following the issuance of a building permit for the Tenant Improvements. Landlord shall have the right to enter upon the Premises to inspect Tenant’s construction activities following reasonable advance notice Tenant.

7. DELIVERY OF POSSESSION; TERM AND RENT COMMENCEMENT DATE

(a) Delivery of Possession. Landlord agrees to use its commercially reasonable efforts to deliver possession of the Expansion Space to Tenant on or before November 1, 2011 (the “Scheduled Turnover Date”). Tenant agrees that if Landlord is unable to deliver possession of the Expansion Space to Tenant on or prior to the Scheduled Turnover Date, the Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom. In delivering the Expansion Space to Tenant, Landlord shall cause the current tenant’s personal property (excepting any personal property items being acquired by Tenant directly from the current tenant) to be removed from the Expansion Space prior to delivering the Expansion Space to Tenant. If Landlord is unable to deliver possession of the Expansion Space to Tenant by the Scheduled Turnover Date, then Landlord shall use commercially reasonable efforts to deliver possession of the Expansion Space to Tenant as soon as is reasonably practicable thereafter. The actual date upon which Landlord turns over possession of the Expansion Space to Tenant is the “Turnover Date”; provided, however, if Landlord turns over possession of the Expansion Space to Tenant before November 1, 2011, then the Turnover Date shall be deemed to be November 1, 2011.

(b) Expansion Effective Date. The “Expansion Effective Date” shall occur upon the earlier to occur of (i) ninety (90) days after the Turnover Date (subject to extension for delays in substantial completion of the Tenant Improvements caused by Landlord), or (ii) the later of (A) substantial completion of the Tenant Improvements (as defined below in Section 7(c)) below or (B) February 1, 2012.

(c) Substantial Completion; Punch-List. For purposes of Section 7(b) above, the Tenant Improvements will be deemed to be “substantially completed” when Tenant’s contractor certifies in writing to Landlord and Tenant that Tenant has substantially performed all of the Tenant Improvement Work required to be performed by Tenant under this Work Letter (as to the initial phase of the Tenant Improvement Work, if applicable), other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s use of the Premises; and Tenant has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises. Within ten (10) days after receipt of such certificates, Tenant and Landlord will conduct a walk-through inspection of the Premises and Landlord shall provide to Tenant a written punch-list specifying those decoration and other punch-list items which require completion, which items Tenant will thereafter diligently complete.

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8. MISCELLANEOUS CONSTRUCTION COVENANTS

(a) No Liens. Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic’s, materialmen’s or other liens or encumbrances arising out of the construction of the Tenant Improvements. If any liens or encumbrances arise out of the construction of the Tenant Improvements, Tenant shall promptly cause such liens or encumbrances to be removed by satisfying such liens or encumbrances or recording a surety bond therefor.

(b) Diligent Construction. Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion in substantial conformance with the Final Plans, the Work Schedule and this Work Letter. Landlord and Tenant shall cooperate with one another during the performance of Tenant’s Work to effectuate such work in a timely and compatible manner.

(c) Compliance with Laws. Tenant will construct the Tenant Improvements in a safe and lawful manner. Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or not reasonably satisfactory to Landlord, shall be promptly repaired or replaced by Tenant at Tenant’s expense. Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.

(d) Indemnification. Subject to the terms of the Lease regarding insurance and waiver of subrogation by the parties, Tenant hereby indemnifies and agrees to defend and hold Landlord, the Premises and the Building harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys’ fees for counsel of Landlord’s choice, arising out of or in connection with the Tenant Improvements or the performance of Tenant’s Work (including, but not limited to, claims for breach of warranty, worker’s compensation, personal injury or property damage, and any materialmen’s and mechanic’s liens).

(e) Insurance. Construction of the Tenant Improvements shall not proceed without Tenant first acquiring workers’ compensation and commercial general liability insurance and property damage insurance as well as, through Tenant’s contractor, a policy of “All Risks” builders’ risk insurance, with minimum coverage of $2,000,000 maintained by the general contractor and $1,000,000 maintained by the subcontractors or such other lesser amounts as may be approved by Landlord in writing and issued by an insurance company reasonably satisfactory to Landlord. Before commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord or, if requested, the original policies thereof shall be submitted for Landlord’s approval. All such policies shall provide that thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation. All insurance policies maintained by Tenant pursuant to this Work Letter shall name Landlord and any lender with an interest in the Premises as additional insureds and comply with all of the applicable terms and provisions of the Lease relating to insurance. Tenant’s contractor shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Premises as additional insureds and such policies shall be primary coverage with respect to the “All Risks” builders’ risk insurance.

(f) Construction Defects. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general. Tenant shall indemnify, hold harmless and reimburse Landlord for any costs or expenses incurred by Landlord by reason of any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant’s contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements.

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(g) Additional Services. If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, then Tenant shall pay Landlord for such items at Landlord’s cost or at a reasonable charge if the item involves time of Landlord’s personnel only. Electrical power and heating, ventilation and air conditioning shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant.

(h) Coordination of Labor. All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to the any portion of the Property. Nothing in this Work Letter shall, however, require Tenant to use union labor.

(i) Work in Adjacent Areas. Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord’s express written permission, which shall not be unreasonably withheld, conditioned or delayed, and shall be done only if an agent or employee of Landlord is present; Tenant will reimburse Landlord for the expense of any such employee or agent.

(j) HVAC Systems. Tenant agrees to be entirely responsible during the Extended Term for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.

(k) Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Lease for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.

(l) Approval of Plans. Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.

(m) Tenant’s Deliveries. Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of Tenant’s Work, the following information:

(i) The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant’s Work; and

(ii) The date on which Tenant’s Work will commence, together with the estimated dates of completion of Tenant’s construction and fixturing work.

(n) Qualification of Contractors. Once the Final Plans have been proposed and approved, Tenant shall competitively bid the Tenant Improvements to at least three (3) contractors qualified under this Work Letter, and shall select and retain a contractor and subcontractors, subject to Landlord’s prior written approval, for the construction of the Tenant Improvement Work in accordance with the Final Plans. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’ s general contractor and other contractors on the job, if any, all as determined by Landlord. All work shall be coordinated with general construction work on the Site, if any. ROEL SUFFOLK and Bycor General Contractors are hereby approved by Landlord and Tenant to act as general contractor.

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(o) Warranties. Tenant shall cause its contractor to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.

(p) Landlord’s Performance of Work. Within ten (10) working days after receipt of Landlord’s notice of Tenant’s failure to perform its obligations under this Work Letter, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant’s Work which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency basis for the best interest of the Premises including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least ten (10) days prior notice to the performance of any of Tenant’s Work.

(q) As-Built Drawings. If Tenant obtains “As-Built Drawings” (excluding furniture, fixtures and equipment), Tenant shall cause a complete set of such drawings to be delivered to Landlord and/or Landlord’s representative no later than sixty (60) days after the completion of Tenant’s Work.

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